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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                          JUPITER COMMUNICATIONS, INC.



                                   ARTICLE I.

         The name of this Corporation is Jupiter Communications, Inc.


                                   ARTICLE II.

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.


                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV.

         The name of the Corporation's incorporator is David Goldman and the incorporator's mailing address is c/o Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019.


                                   ARTICLE V.

         This Corporation is authorized to issue "Common Stock." The total number of shares which the Corporation is authorized to issue is one hundred
(100) shares. All one hundred shares shall be Common Stock, $0.001 par value.


                                   ARTICLE VI.

         A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware
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General Corporation Law is amended after approval by the stockholders of this
Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE VII.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                                  ARTICLE VIII.

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                   ARTICLE IX.

         The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in the manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or by the stockholders.


                                   ARTICLE X.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                   ARTICLE XI.

         Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.


                                  ARTICLE XII.

         The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

                                       2.
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                                  ARTICLE XIII.

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this Twenty First day of June, 1999.




                                                          /s/ David Goldman
                                                          David Goldman,
                                                          Incorporator


                                       3.